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                                                                     EXHIBIT 4.7

                              METHANEX CORPORATION

                       PRO FORMA EARNINGS COVERAGE RATIOS

        FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2001 AND MARCH 31, 2002

                                                                 TWELVE         TWELVE
                                                                 MONTHS         MONTHS
                                                                 ENDED          ENDED
                                                              DECEMBER 31,    MARCH 31,
                                                                  2001           2002
                                                              ------------   ------------
                                                                (THOUSANDS OF DOLLARS)
INTEREST REQUIREMENTS:
Interest expense per financial statements...................    $ 31,849       $ 30,358
Add: capitalized interest...................................       1,038          2,538
                                                                --------       --------
Interest including capitalized interest.....................      32,887         32,896
Deduct:
  Interest on US$150 million unsecured long-term debt to be
     repaid from proceeds (7.4%)............................     (11,100)       (11,100)
  Amortization of deferred financing........................        (271)          (271)
  Amortization of discount..................................        (104)          (104)
Add:
  Interest on US$200 million unsecured long-term debt
     (9%)(1)................................................      18,000         18,000
  Amortization of commission(1).............................         300            300
  Amortization of servicing costs(1)........................         100            100
                                                                --------       --------
Pro forma interest expense..................................    $ 39,812       $ 39,821
                                                                ========       ========
EARNINGS:
Net income..................................................    $ 71,418       $(14,737)
Add:
  Income tax expense........................................      29,347          2,145
  Interest expense..........................................      31,848         30,358
                                                                --------       --------
Earnings before interest on long-term debt and income
  taxes.....................................................    $132,613       $ 17,766
                                                                ========       ========
Earnings coverage ratio.....................................        3.33             --
                                                                ========       ========
Earnings coverage deficiency................................          --       $ 22,055
SUPPLEMENTARY CALCULATION:
Earnings before interest on long-term debt and income taxes
  (above)...................................................    $132,613       $ 17,766
Depreciation and amortization...............................     113,719        114,312
                                                                --------       --------
Earnings before depreciation, amortization, interest on
  long-term debt and income taxes...........................    $246,332       $132,078
                                                                ========       ========
Supplementary earnings coverage ratio.......................        6.19           3.32
                                                                ========       ========

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(1) Estimated amounts only. Actual amounts may differ.